Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

HUTTIG BUILDING PRODUCTS, INC.

Huttig Building Products, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  The  present name of the Corporation is Huttig Building Products, Inc., and that the Corporation was originally incorporated pursuant to the General Corporation Law on January 2, 1913 under the name Huttig Sash & Door Company.

SECOND:  This Second Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law, and restates, integrates and further amends the provisions of the Corporation’s Restated Certificate of Incorporation.

THIRD: The text of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as set forth in Exhibit A attached hereto.

IN WITNESS WHEREOF, Huttig Building Products, Inc. has caused this Second Amended and Restated Certificate of Incorporation to be executed by the undersigned officer, thereunto duly authorized, this 1st day of May, 2017.

HUTTIG BUILDING PRODUCTS, INC.

By:      /s/ Donald E. Hake
Name: Donald E. Hake

Title: Corporate Controller/Treasurer

Exhibit A

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

HUTTIG BUILDING PRODUCTS, INC.

Article I

The name of the corporation (hereinafter called the “Corporation”) is Huttig Building Products, Inc.

Article II

The address of the Corporation's registered office in the State of Delaware is Corporation Service Company, 2711 Centreville Rd., Suite 400, Wilmington, DE 19808. The name of the Corporation's registered agent at such address is The Corporation Trust Company.

Article III

The purpose or purposes for which the Corporation is organized are to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

Article IV

The total number of shares of all classes of stock which the Corporation shall have authority to issue is Seventy-Five million (75,000,000) shares of common stock, par value $.01 per share (“Common Stock”), and Five Million (5,000,000) shares of preferred stock, par value $.01 per share (“Preferred Stock”).

The following is a description of each of the classes of stock of the Corporation and a statement of the powers, preferences, and rights of such stock, and the qualifications and restrictions thereof.

(a)At all meetings of the shareholders of the Corporation the holders of the Common Stock shall be entitled to one vote for each share of Common Stock held by them respectively.

(b)Shares of the Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors of the Corporation. Each series shall be distinctly designated. Except as otherwise provided in the resolution setting forth the designations and rights of the series of Preferred Stock, all shares of any one series of Preferred Stock shall be alike in every particular, except that there may be different dates from which dividends (if any) thereon shall be cumulative, if made cumulative. The relative preferences, participating, optional and other special rights of each such series, and limitations thereof, if any, may differ from those of any and all other series at any time outstanding. The Board of Directors of the Corporation is hereby expressly granted authority to fix by resolution or resolutions adopted prior to the issuance of any shares of each particular series of the Preferred Stock, the designation, preference, and relative, participating, optional or other rights, if any, or the qualifications, limitations or restrictions thereof, if any, of such series, including, but without limiting the generality of the foregoing, the following:

(1)the distinctive designation of, and the number of shares of the Preferred Stock which shall constitute the series, which number may be increased (except as otherwise fixed by the Board of Directors) or decreased (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors;

(2)the rate and times at which, and the terms and conditions upon which, dividends, if any, on shares of the series may be paid, the extent of preferences or relation, if any, of such dividends to the dividends payable on any other class or classes of stock of the Corporation, or on any series of the Preferred Stock or of any other class or classes of stock of the Corporation, and whether such dividends shall be cumulative, partially cumulative or non-cumulative;

(3)the right, if any, of the holders of shares of the series to convert the same into shares of any other class or classes of stock of the Corporation or any of its subsidiaries, and the terms and conditions of such conversion;

(4)the right, if any, of the holders of shares of the series to exchange the same for any other class or classes of stock of the Corporation or any of its subsidiaries or for any other property that the Board of Directors may determine, and the terms and conditions of such exchange;

(5)whether shares of the series shall be subject to redemption and the redemption price or prices and the time or times at which, and the terms and conditions upon which, shares of the series may be redeemed;

(6)the rights, if any, of the holders of shares of the series upon voluntary or involuntary liquidation, merger, consolidation, distribution or sale of assets, dissolution or winding-up of the Corporation;

(7)the terms of the sinking fund or redemption or purchase account, if any, to be provided for shares of the series; and

(8)the voting powers, if any, of the holders of shares of the series which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of the Preferred Stock or all series of the Preferred Stock as a class, (1) to cast more or less than one vote per share on any or all matters voted upon by the shareholders, (2) to elect one or more directors of the Corporation in the event there shall have been a default in the payment of dividends on any one or more series of the Preferred Stock or under such other circumstances and upon such conditions as the Board of Directors may fix.

(c) The relative preferences, rights and limitations of each series of Preferred Stock in relation to the preferences, rights and limitations of each other series of Preferred Stock shall, in each case, be as fixed from time to time by the Board of Directors in the resolution or resolutions adopted pursuant to authority granted in this Article IV, and the consent by class or series vote or otherwise, of the holders of the Preferred Stock of such of the series of the Preferred Stock as are from time to time outstanding shall not be required for the issuance by the Board of Directors of any other series of Preferred Stock whether the preferences and rights of such other series shall be fixed by the Board of Directors as senior to, or on a parity with, the preferences and rights of such outstanding series, or any of them; provided, however, that the Board of Directors may provide in such resolution or resolutions adopted with respect to any series of Preferred Stock that the consent of the holders of a majority (or such greater proportion as shall be therein fixed) of the outstanding shares of such series voting thereon shall be required for the issuance of any or all other series of Preferred Stock.

(d) Subject to the provisions of the preceding paragraph (c), shares of any series of Preferred Stock may be issued from time to time as the Board of Directors shall determine and on such terms and for such consideration, not less than the par value thereof, as shall be fixed by the Board of Directors.

(e)Pursuant to the authority conferred by the Corporation’s Restated Certificate of Incorporation, the Board of Directors previously created a series of shares of Preferred Stock designated as “Series A Junior Participating Preferred Stock” by the filing of a Certificate of Designations for the Series A Junior Participating Preferred Stock (the “Original Certificate of Designations”) with the Secretary of State of the State of Delaware on December 9, 1999, and the Board of Directors subsequently adopted resolutions amending and restating the Original Certificate of Designations and filed an Amended and Restated Certificate of Designations with the Secretary of State of the State of Delaware on May 18, 2016. The powers (including voting powers) of the shares of such series, and the designations, preferences and relative, participating, optional or other special rights, and any qualifications, limitations or restrictions, of the Series A Junior Participating Preferred Stock are set forth in Appendix A attached hereto and incorporated herein by reference.

Article V

BOARD OF DIRECTORS

Section 1. Number. The business and affairs of the Corporation shall be managed under the direction of the Board of Directors which shall consist of not less than three nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors.

Section 2. Election and Terms. The directors shall be divided into three classes, as nearly equal in number as reasonably possible, with the term of office of the first class to expire at the 2018 Annual Meeting of Stockholders, the term of office of the second class to expire at the 2019 Annual Meeting of Stockholders and the term of office of the third class to expire at the 2020 Annual Meeting of Stockholders. At each Annual Meeting of Stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

Section 3. Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled only by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the Annual Meeting of Stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

Section 4. Removal. Any director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of the shares then entitled to vote at an election of directors, voting together as a single class.

Section 5. Amendment, Repeal, etc. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares entitled to vote thereon pursuant to Article IV, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article V.

Article VI

STOCKHOLDER ACTION

Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors. At a special meeting of the stockholders, only such business shall be conducted as shall be specified in the notice of meeting (or any supplement thereto). Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares entitled to vote thereon pursuant to Article IV, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VI.

Article VII

BY-LAW AMENDMENTS

The Board of Directors shall have the power to make, alter, amend or repeal the By-laws of the Corporation by such vote as may be specified therein. The affirmative vote of the holders of two-thirds or more of the voting power of the then outstanding shares entitled to vote thereon pursuant to Article IV, voting together as a single class, shall be required for the stockholders to make, alter, amend or repeal the By-laws. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of at least two-thirds of the voting power of the then outstanding shares entitled to vote thereon pursuant to Article IV, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Article VII.

Article VIII

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of a director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. No repeal or modification of this Article VIII, directly or by adoption of an inconsistent provision of this Certificate of Incorporation, by the stockholders of the Corporation shall be effective with respect to any cause of action, suit, claim or other matter, that, but for this Article VIII, would accrue or arise prior to such repeal or modification.

Appendix A

AMENDED AND RESTATED

CERTIFICATE OF DESIGNATION, PREFERENCES AND

RIGHTS OF SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

of

HUTTIG BUILDING PRODUCTS, INC.

Huttig Building Products, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Company”), in accordance with the provisions of Section 151 thereof, DOES HEREBY CERTIFY:

That, pursuant to the authority conferred upon the Board of Directors by the Restated Certificate of Incorporation of the Company, the said Board of Directors on May 18, 2016 adopted the following resolution amending and restating the Certificate of Designation of the Company’s Series A Junior Participating Preferred Stock:

WHEREAS, the Board of Directors previously adopted a resolution authorizing the creation and issuance of a series of Preferred Stock designated as the “Series A Junior Participating Preferred Stock” (the “Series A Junior Participating Preferred Stock”) and the Certificate of Designations for the Series A Junior Participating Preferred Stock was filed with the Secretary of State of the State of Delaware on December 9, 1999;

RESOLVED, that, pursuant to the authority vested in the Board of Directors of the Company and the provisions of the Restated Certificate of Incorporation, the Certificate of Designations filed with the office of the Secretary of State of Delaware on December 9, 1999 creating a class of authorized Preferred Stock of the Company designated as Series A Junior Participating Preferred Stock is hereby amended and restated in its entirety and that the designation and number of shares thereof and the voting powers, preferences and other rights of the shares of such class, and the qualifications, limitations and restrictions thereof as amended and restated, are as follows:

Section 1. Designation and Amount.

There shall be a series of the voting preferred stock of the Company which shall be designated as the “Series A Junior Participating Preferred Stock,” $0.01 par value, and the number of shares constituting such series shall be Four Hundred Thousand (400,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Junior Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2. Dividends and Distributions.

(A) Subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Series A Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series A Junior Participating Preferred Stock, in preference to the holders of shares of common stock, $0.01 par value (the “Common Stock”), of the Company and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on or about the first day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Junior Participating Preferred Stock. In the event the Company shall at any time after May 31, 2016 (the “Rights Declaration Date”) declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series A Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(B) The Company shall declare a dividend or distribution on the Series A Junior Participating Preferred Stock as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided, however, that in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series A Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(C) Dividends shall begin to accrue and be cumulative on outstanding shares of Series A Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Junior Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights.

The holders of shares of Series A Junior Participating Preferred Stock shall have the following voting rights:

(A) Each share of Series A Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company.

(B) Except as otherwise provided herein, in the Company’s Restated Certificate of Incorporation or by law, the holders of shares of Series A Junior Participating Preferred Stock, the holders of shares of Common Stock, and the holders of shares of any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

(C) Except as otherwise set forth herein or in the Company’s Restated Certificate of Incorporation, and except as otherwise provided by law, holders of Series A Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4. Certain Restrictions.

(A) Whenever dividends or distributions payable on the Series A Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, except dividends paid ratably on the Series A Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) except as permitted in Section 4(A)(iv) below, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Junior Participating Preferred Stock, provided, however, that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Junior Participating Preferred Stock; and

(iv) purchase or otherwise acquire for consideration any shares of Series A Junior Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares.

Any shares of Series A Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

Section 6. Liquidation, Dissolution or Winding Up.

(A) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series A Junior Participating Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series A Liquidation Preference”). Following the payment of the full amount of the Series A Liquidation Preference, no additional distributions shall be made to the holders of shares of Series A Junior Participating Preferred Stock, unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series A Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in paragraph (C) of this Section 6 to reflect such events as stock dividends, and subdivisions, combinations and consolidations with respect to the Common Stock) (such number in clause (ii) being referred to as the “Adjustment Number”). Following the payment of the full amount of the Series A Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series A Junior Participating Preferred Stock and Common Stock, respectively, holders of Series A Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the value of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series A Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

(B) In the event there are not sufficient assets available to permit payment in full of the Series A Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series A Junior Participating Preferred Stock, then the value of such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event there is not sufficient value in the assets available to permit payment in full of the Common Adjustment, then the value of such remaining assets shall be distributed ratably to the holders of Common Stock.

(C) In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc.

In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

Section 8. Redemption.

The shares of Series A Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking.

The Series A Junior Participating Preferred Stock shall rank junior to all other series of the Company’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10. Fractional Shares.

Series A Junior Participating Preferred Stock may be issued in fractions which are integral multiples of one one-hundredth of a share. Fractions of shares of Series A Junior Participating Preferred Stock may, at the election of the Company, be evidenced by depositary receipts, pursuant to an appropriate agreement between the Company and a depositary selected by the Company. The holders of such depositary receipts shall have all the rights, privileges and preferences to which they are entitled as beneficial owners of the Series A Junior Participating Preferred Stock represented by such depositary receipts.